UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 17, 2013

Augme Technologies, Inc.
(Exact name of registrant as specified in Charter)

Delaware	333-57818	20-0122076
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4400 CARILLON POINT
KIRKLAND, WA98033
(Address of Principal Executive Offices)

(855)423-5433
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers

The following discussion of the various agreements entered into by Augme Technologies, Inc. (the “Company”), Mr. Stovall, and Mr. Brochu is only a summary of those agreements and is qualified in its entirety by the full texts of the agreements, which are attached to this Current Report on Form 8-K as exhibits.

Douglas Stovall

On June 17, 2013, the Board of Directors of the Company appointed Douglas Stovall as the Company’s Chief Operating Officer. Mr. Stovall, age 44, joined the Company in January 2010 and has over twenty years of experience in creating and directing mobile sales, product and services. Prior to his appointment, he served as the Company's Executive Vice President – Sales and Services since July 2012 and was Senior Vice President - Sales from January 2010 to June 2012. Mr. Stovall was Vice President, Mobile Business Development with Merkle Inc., a customer relationship marketing agency, from September 2009 to November 2009.  Prior to that, Mr. Stovall served as Vice President, Sales with Acuity Mobile, a mobile marketing and mobile advertising company (acquired by NAVTAQ, a Nokia Company), from August 2007 to September 2009.  Mr. Stovall holds an MBA with an emphasis in Organization and Operations Management from William Carey College, and a BS in Psychology from the University of Southern Mississippi.

The Company and Mr. Stovall have entered into an employment agreement with an initial term of fifteen months.  Under the agreement Mr. Stovall will receive a base salary of $275,000 per annum and he will be eligible for a monthly performance bonus based on achievement of revenues generated after June 1, 2013 for Fiscal Year 2014 as described below:

(a)	0.17% of GAAP Revenue up to $35 million;
(b)	1.0% of GAAP Revenue between $35 million and $38.5 million; and
(c)	2% of GAAP Revenue that exceeds $38.5 million.

Mr. Stovall will also be eligible for a discretionary bonus based on achievement of Company objectives as described in his employment agreement.  In connection with his appointment as COO, Mr. Stovall received an option to purchase 500,000 shares of the Company’s common stock at an exercise price of $0.39 per share.  The option has a five year term and will vest 1/36th per month, provided, however, that the vesting of the option will be accelerated in the event of a Control Change, as defined in the employment agreement.

The Company and Mr. Stovall have also entered into an indemnification agreement related to his service as an officer of the Company.

Michael Brochu

On June 17, 2013, the Board of Directors of the Company increased the size of the board to six directors and appointed Mr. Michael Brochu as a Class I Director, to serve until the Company's annual meeting of stockholders to be held in 2014. The Board concurrently approved the reduction in the size of the Board to five directors, effective upon the resignation of Ms. Roberta Minicola as a Class III director on June 30, 2013, notice of which resignation was reported in the Company's Form 8-K filed on June 6, 2013.

Michael Brochu, age 59, is a seasoned technology executive with over 20 years of senior-level experience at a variety of global companies.  From November 1997 until its acquisition in November 2004 by Art Technology Group, Inc., Mr. Brochu served as the President, Chief Executive Officer and Chairman of the Board of Primus Knowledge Solutions, Inc., an award-winning provider of e-service software solutions. Mr. Brochu was a member of the board of directors of Art Technology Group from November 2004 until its acquisition by Oracle Corporation in January 2011.  Beginning in December 2003, Mr. Brochu served as a director of Loudeye Corp., a global leader of digital music platforms and digital media distribution services, and beginning in February 2005, as its President and Chief Executive Officer.  In October 2006, Loudeye Corp. was acquired by Nokia Corp. Mr. Brochu left Nokia Corp. in December 2006.  From June 2007 until its acquisition in September 2011 by WPP PLC, Mr. Brochu served as President, Chief Executive Officer and a director of Global Market Insite, Inc., a developer of digital technology platforms serving the market research industry.  Mr. Brochu is currently a member of the board of directors for Centro Digital Media, Vines of Mendoza and Zotec Partners, each privately held, and GraphOn, Inc. a public company.  He is also a member of the Operating Committee of BelHealth Investment Partners, a private equity firm specializing in healthcare, and is on the advisory board of Seattle-based venture capital firm Voyager Capital. Mr. Brochu holds a BBA in Finance/Accounting from the University of Texas at El Paso.

        In conjunction with his appointment to the Board of Directors, the Company will provide to Mr. Brochu the following:

(a)
Cash compensation for services as a director for each quarter served as a director of the Company as described below.  For the first two quarters of fiscal year 2014, quarterly fees will be paid half in cash and half in shares of the Company’s common stock:

a.	A fee of $10,000 each quarter; and
b.	A fee of $1,500 each quarter for each committee on which he serves.

(b)
A warrant for the purchase of 300,000 shares of the Company's common stock at an exercise price of $0.39 per share. The warrant will vest 1/36th per month, provided, however, that the vesting of the warrant will be accelerated in the event of a Control Change, as defined in the warrant agreement. The term of the warrant is 5 years. The warrant includes a cashless exercise provision.

(c)
The following compensation in the event that a Transaction, as defined below, closes while Mr. Brochu is a member of the Board or during the six-month period following his termination as a member of the Board: a flat fee equal to 1% of the Aggregate Consideration of the net receivable by the Company or the Company's shareholders exclusive of any associated costs or related expenses in connection with a Transaction (the “Transaction Fee”) over and above $75,000,000. For purposes of the previous sentence, (A) "Transaction" means any transaction or related series or combination of transactions whereby, directly or indirectly, control of the Company or all or substantially all of the Company's business or assets is acquired in a sale or exchange of stock, merger, consolidation or other business combination, sale or exclusive license of assets or similar transaction(s); and (B)"Aggregate Consideration" means (i) the amount of all consideration (whether in the form of cash, securities, or other property) directly or indirectly received or receivable by the Company or its shareholders in any Transaction, including any amounts committed by any party to a Transaction to be paid to the Company after any closing date (provided that the Transaction Fee shall not be payable unless and until such time as such committed, conditioned or contingent consideration is actually received by the Company) plus (ii) options, warrants or other securities conferring the option to invest additional capital by any party to a Transaction (provided that the Transaction Fee shall not be payable unless and until such time as such options, warrants or other securities result in consideration actually being received by the Company), plus (iii) without duplication, the total amount of indebtedness assumed by, repaid, refinanced or otherwise transferred (or any commitment to do so) in connection with a Transaction.

        Mr. Brochu is also entitled to reimbursement for reasonable out of pocket expenses related to his service as a member of the Board, subject to the terms and conditions of the Company’s expense reimbursement policies.

        The Company and Mr. Brochu have also entered into an indemnification agreement related to his service as a director of the Company.

        Mr. Brochu has not been appointed to any committees of the Board, although he may be so appointed in the future.

        Neither Mr. Stovall nor Mr. Brochu have a family relationship with any of the officers or directors of Augme and have not had any transactions with the Company during the past two fiscal years that would require reporting pursuant to Item 404(a) of Regulation S-K. There are no arrangements or understandings between Mr. Stovall or Mr. Brochu and any third party pursuant to which they were selected as an officer and director, respectively.

Item 9.01  Financial Statements and Exhibits

No.	Description
10.1	Employment Agreement effective June 17, 2013 between the Company and Douglas Stovall
10.2	Indemnification Agreement effective June 17, 2013 between the Company and Douglas Stovall
10.3	Offer Letter effective June 17, 2013 between the Company and Michael Brochu
10.4	Indemnification Agreement effective June 17, 2013 between the Company and Michael Brochu
10.5	Warrant to purchase common stock issued to Michael Brochu

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Augme Technologies, Inc. (Registrant)

Date: June 20, 2013	By:	/s/ Thomas J. Virgin
Thomas J. Virgin Chief Financial Officer